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                                                                     EXHIBIT a.2

                      AMENDED AND RESTATED AMENDMENT NO. 1
                                     TO THE
             AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                                       OF
                       AIM SELECT REAL ESTATE INCOME FUND


         This Amendment amends the Amended and Restated Agreement and Declaration of Trust dated May 15, 2002 (the "Declaration") of AIM Select Real Estate Income Fund (the "Trust"), and amends and restates in its entirety Amendment No. 1 to the Declaration dated June ___, 2002.

         WHEREAS, at a meeting of the Board of Trustees of the Trust held on June 11, 2002, the Trustees amended the Declaration by adopting resolutions (i) creating Preferred Shares that have been designated as Auction Rate Preferred Shares, and classifying certain Preferred Series of Auction Rate Preferred Shares, and (ii) establishing the rights, preferences and privileges of such Auction Rate Preferred Shares pursuant to and as set forth in a Statement Establishing and Fixing the Rights and Preferences of Auction Rate Preferred Shares (the "Statement");

         WHEREAS, the Board of Trustees incorporated the resolutions into the Declaration by affixing the Statement thereto pursuant to Amendment No. 1 to the Declaration; and

         WHEREAS, the Board of Trustees now desires to amend and restate the Statement (as amended and restated, the "Revised Statement"), and therefore desires to amend and restate Amendment No. 1 to the Declaration.

         NOW THEREFORE,

     1. This Amended and Restated Amendment No. 1 amends and restates in its entirety Amendment No. 1 to the Declaration dated June __, 2002.

     2. The Declaration is hereby amended by replacing Attachment A thereto with the Revised Statement, which Revised Statement is attached as Attachment I to this Amended and Restated Amendment No. 1.

     3. All references in the Declaration to "this Agreement" shall mean the Declaration as amended by this Amended and Restated Amendment No. 1.

     4. Except as specifically amended by this Amended and Restated Amendment No. 1, the Declaration is hereby confirmed and remains in full force and effect.

     5.  This Amendment is effective as of July __, 2002.

     6. Pursuant to Section 9.7 of the Declaration, this Amendment may be executed by a duly authorized officer of the Trust.

         IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of July, __, 2002



                                           By:
                                              ---------------------------------

                                           Name:
                                                -------------------------------

                                           Title:
                                                 ------------------------------



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                                  ATTACHMENT I

Incorporated by reference to Attachment A of the Statement of Additional Information contained in Registrant's electronic filing of Pre-Effective Amendment No. 2 to the Registrant's Registration Statement on Form N-2 under the Securities Act of 1933 on July 23, 2002, File Nos. 333-90388 and 811-21048.